Exhibit 99.1

Marker Therapeutics, Inc. Announces New Executive Appointments

•	Juan Vera, M.D., appointed Chief Development Officer and Board Director
•	Ann Leen, Ph.D., appointed Chief Scientific Officer
•	Ken Moseley, J.D. appointed General Counsel
•	Tsvetelina Pencheva Hoang, Ph.D., appointed Vice President, Research & Development

Houston, TX – October 23, 2018 – Marker Therapeutics, Inc. (NASDAQ: MRKR), a clinical-stage immuno-oncology company, today announced the addition of four senior executives to its executive management team.

Juan F. Vera, M.D., has been appointed Chief Development Officer. Dr. Vera is currently an Associate Professor at the Center for Cell and Gene Therapy at Baylor College of Medicine and a scientific co-founder of the company’s multi-antigen T cell therapeutic platform. Dr. Vera also currently serves as a member of Marker Therapeutics’ Board of Directors.

Ann M. Leen, Ph.D., has been appointed Chief Scientific Officer. Dr. Leen is an Associate Professor at the Center for Cell and Gene Therapy Baylor College of Medicine and a scientific co-founder of Marker’s MultiTAA T cell therapy platform.

Ken Moseley, J.D., has been appointed General Counsel. Mr. Moseley has over 25 years of experience as corporate counsel for companies in the cell and gene therapy field.

Tsvetelina Pencheva Hoang, Ph.D., has been appointed Vice President, Research & Development. Dr. Hoang brings to Marker Therapeutics over 15 years of experience in cancer immunotherapy from discovery to clinical translation.

“Together, our new executives add over 75 years of cumulative experience in advancing cell therapies and immunotherapies that can change patients’ lives. We are excited and fortunate to have these four highly accomplished professionals join our team,” commented Marker Therapeutics’ President & CEO Peter L. Hoang. “We believe their extensive experience and contribution will be critical in advancing our pipeline of next-generation, non gene-modified multi-antigen specific T cell therapies for the treatment of blood cancers and solid tumors.”

Juan Vera, M.D.

For the past 12 years, Juan F. Vera has worked extensively on developing novel T cell therapies and optimizing manufacturing processes for clinical applications at the Center for Cell and Gene Therapy (CAGT) at Baylor College of Medicine. In collaboration with Wilson Wolf Manufacturing, he has been instrumental in the design and testing of the G-Rex® cell culture platform and pioneered its use for the large-scale production of T cells. Dr. Vera has extensive expertise in developing and streamlining therapeutic candidates from the research bench to the cGMP facility while ensuring robust production and scalability. Dr. Vera has previously collaborated with Celgene and Bluebird Bio in developing novel CAR T cell therapies. He has also been the recipient of different prestigious awards including the Idea Development Award from the Department of Defense and Mentored Research Scholar Award from the American Cancer Society. Dr. Vera attained his M.D. from the University El Bosque in Bogota, Colombia.

Ann Leen, Ph.D.

Ann M. Leen is a distinguished immunologist who has dedicated over 15 years to the characterization of immunogenic viral antigens and identification of novel T cell epitopes, ultimately translating these findings into innovative T cell-based therapies. She has established herself as a leader in the field of virus-specific T cell therapy by extending the pioneering efforts of Drs. Helen E. Heslop, Malcolm K. Brenner and Cliona M. Rooney towards utilizing the natural capacity of T cells to target a range of clinically problematic viruses. Her research efforts, in collaboration with Drs. Heslop and Rooney, were also the first to demonstrate the feasibility of using virus-specific T cells as a third party, off-the-shelf product to treat drug refractory cytomegalovirus and adenovirus infections. Dr. Leen was awarded the Outstanding New Investigator Award from the American Society of Gene and Cell Therapy in 2013 and Best Abstract for Outstanding Clinical Research at the 2011 American Society of Bone Marrow Transplantation Annual Meeting. Dr. Leen holds a Ph.D. in Immunology from the CRC Institute for Cancer Studies in Birmingham, UK, and a BSc in biochemistry from the University of College Cork in Ireland.

Ken Moseley, J.D.

Ken Moseley, J.D., has more than 25 years of experience as Corporate Counsel for companies in the cell and gene therapy space, including Bellicum Pharmaceuticals, Osiris Therapeutics, SyStemix and Applied Immune Sciences. Most recently he was Senior Vice President and General Counsel at Bellicum, where he served from 2011-2018. From 2009-2011, he was General Counsel at REPAIR Technologies, Inc., a private biotechnology company. Previously, he served as General Counsel at Cognate BioServices from 2002-2009. Prior to Cognate, he was Vice President of Business Development & Patents at Osiris Therapeutics and he served as the Director of Intellectual Property at SyStemix, a Novartis company. He also served as Director of Intellectual Property for Applied Immune Sciences, a Rhone-Poulenc Rorer company. Mr. Moseley is a registered patent attorney and a member of the California and Texas Bars. Mr. Moseley received a JD and a BS in Biophysical Chemistry from the University of Houston and a BA from Rice University.

Tsvetelina Pencheva Hoang, Ph.D.

Tsvetelina P. Hoang brings over 15 years of experience in cancer immunotherapy, including antibody-based and adoptive cell therapies. Most recently, she was the Director of Translational Research at Bellicum Pharmaceuticals where she oversaw the pre-clinical development of the company’s T cell receptor (TCR) and chimeric antigen receptor (CAR)-engineered T cell therapy programs and the translation of those programs into the clinic. Previously, she was a member of the faculty at The University of Texas MD Anderson Cancer Center, investigating the molecular mechanisms of immune checkpoint inhibitors’ function. Dr. Hoang worked closely with Dr. James Allison, the 2018 Nobel Laureate in medicine and a renowned pioneer in the field of tumor immunotherapy, as a member of his team at University of California-Berkeley, Memorial Sloan-Kettering Cancer Center and MD Anderson Cancer Center. She earned her Ph.D. from Johns Hopkins University and holds a combined B.S./M.S. degree with distinction, magna cum laude, from Yale University. She was a recipient of a Cancer Research Institute fellowship and is a member of the Phi Beta Kappa honor society.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. Once infused into patients, this population of T cells attacks multiple tumor targets and acts to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cells, when compared to current engineered CAR-T and TCR-based approaches, its products (i) are significantly less expensive and easier to manufacture, (ii) appear to be markedly less toxic, and (iii) are associated with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling therapeutic product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

Marker is also advancing several innovative peptides- and gene-based immuno-therapeutics for the treatment of cancer and metastatic disease, including our Folate Receptor Alpha program (TPIV200) for breast and ovarian cancers and our HER2/neu+ peptide antigen program (TPIV100/110) in Phase II clinical trials. In parallel, we are developing a proprietary DNA expression technology named PolyStart™ to improve the ability of the cellular immune system to recognize and destroy diseased cells.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to our multi-antigen specific T cell therapies; our TPIV200 and TPIV100/110 programs and our PolyStart™ program; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contacts
Marker Therapeutics, Inc.

Aaron Santos

(904) 862-6490 EXT. 102

investor.relations@markertherapeutics.com

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (Investors)

(212) 375-2664

jdrumm@tiberend.com
David Schemelia (Media)

(212) 375-2686